Exhibit 3.1

CERTIFICATE OF THE DESIGNATIONS,

POWERS, PREFERENCES AND RIGHTS

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

VICTORY CAPITAL HOLDINGS, INC.

(Effective April 1, 2025)

(Pursuant to Section 151 of the

General Corporation of the State of Delaware)

Victory Capital Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), there is hereby created, out of the 100,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation authorized in Article IV of the Certificate of Incorporation (the “Preferred Stock”), a series of the Preferred Stock consisting of 30,000,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock), with this Certificate of Designations hereby effective as of 12:02 a.m., Eastern Time, on April 1, 2025:

Section 1.               Designation of Amount.

The shares of Preferred Stock created hereby shall be designated the “Series A Non-Voting Convertible Preferred Stock” (the “Series A Preferred Stock”) and the authorized number of shares constituting such series shall be 30,000,000. The Series A Preferred Stock shall rank pari passu in right of payment of dividends and distributions upon liquidation, winding up or dissolution with any other series of Preferred Stock of the Corporation that by its terms ranks pari passu in such rights with the Series A Preferred Stock.

Section 2.               Dividends, Etc.

(a)            In the event any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock of the Corporation, a holder of Series A Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive dividends in an amount equal to the amount of the dividends or distribution that such holder would have received had the holder held one share of Common Stock for each share of Series A Preferred Stock held as of the record date for such dividend or distribution on the Common Stock, such dividends to be payable on the same payment date established by the Board of Directors for the payment of such dividend or distribution on the Common Stock. The record date for any such dividend shall be the record date for the applicable dividend or distribution on the Common Stock, and any such dividends shall be payable to the Persons in whose name the Series A Preferred Stock is registered at the close of business on the applicable record date.

(b)            No dividend shall be paid or declared on any share of Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series A Preferred Stock in an amount determined as set forth above. For purposes hereof, the term “dividends” shall include any pro rata distribution by the Corporation of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings, other than a distribution upon liquidation of the Corporation in accordance with Section 3 hereof.

(c)            No subdivision or combination, shall be effected with respect to the Common Stock unless a proportionate subdivision or combination, effected in the same manner, is simultaneously effected with respect to each share of Series A Preferred Stock, and no subdivision or combination shall be effected with respect to the Series A Preferred Stock unless a proportionate subdivision or combination, effected in the same manner, is simultaneously effected with respect to each share of Common Stock. Notwithstanding anything to the contrary in Sections 2(a) and 2(b), (i) in the event a dividend is declared and paid on shares of Common Stock in the form of additional shares of Common Stock, the corresponding dividend paid to holders of Series A Preferred Stock shall not be paid in the form of shares of Common Stock but shall instead be paid in the form of an equal number of shares of Series A Preferred Stock, (ii) in the event a dividend is declared and paid on shares of Series A Preferred Stock in the form of additional shares of Series A Preferred Stock, the corresponding dividend paid to holders of Common Stock shall not be paid in the form of shares of Series A Preferred Stock but shall instead be paid in the form of an equal number of shares of Common Stock, and (iii) in the event a dividend is declared and paid on shares of Common Stock in the form of Voting Securities of the Corporation (other than Common Stock) or securities convertible into or exchangeable for Voting Securities of the Corporation (other than Common Stock), the corresponding dividend paid to holders of Series A Preferred Stock shall not be paid in the form of Voting Securities of the Corporation (other than Common Stock) or such other securities convertible into or exchangeable for Voting Securities of the Corporation but shall instead be paid in the form of an equal number of non-voting securities with economic terms that are otherwise the same as the securities received by holders of Common Stock pursuant to such dividend.

(d)            In the event of a reclassification of the Common Stock to another class or series of capital stock of the Corporation, a similar reclassification or amendment shall be made with respect to the Series A Preferred Stock so that the Series A Preferred Stock receives at least equivalent rights (other than voting rights) to the rights of the new class or series of stock of the Corporation into which the Common Stock is reclassified; provided, that all existing rights of the Series A Preferred Stock shall be preserved; provided further, that nothing in this Section 2(d) shall alter the rights of the holders of the Series A Preferred Stock pursuant to Section 7.

Section 3.               Liquidation Preference.

(a)            In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A Preferred Stock then outstanding shall be entitled to receive, per share of Series A Preferred Stock, out of the assets of the Corporation available for distribution to its stockholders or proceeds thereof, whether such assets or proceeds are stated capital or surplus of any nature, after payment of proceeds or distribution of assets in full to the holders of any class or series of the Corporation’s capital stock ranking senior as to liquidation rights to the Series A Preferred Stock, and before any payment of proceeds shall be made or any assets distributed to the holders of shares of Common Stock or any other class or series of the Corporation’s capital stock ranking junior as to liquidation rights to the Series A Preferred Stock, an amount on such date equal to $0.01 per share of Series A Preferred Stock, plus the amount of any declared but unpaid dividends thereon as of such date, calculated pursuant to Section 2 (the “Liquidation Preference”). If upon any Liquidation the assets available for payment of the Liquidation Preference are insufficient to permit the payment of the full preferential amounts described in this paragraph to the holders of the Series A Preferred Stock and any other class or series of the Corporation’s capital stock ranking pari passu as to liquidation rights to the Series A Preferred Stock, then all the remaining available assets shall be distributed pro rata among the holders of the then-outstanding Series A Preferred Stock and then-outstanding shares of any other class or series of the Corporation’s capital stock ranking pari passu as to liquidation rights to the Series A Preferred Stock in accordance with the respective liquidation preferences of any such classes or series.

(b)            After the payment of the full preferential amount described in Section 3(a) due to the holders of shares of Series A Preferred Stock and any other class or series of the Corporation’s capital stock ranking prior to the Common Stock as to distributions upon Liquidation, the remaining assets (if any) of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock (and shares of any other class or series entitled to share pro rata in liquidating distributions with the Common Stock), pro rata based on the number of shares held by each such holder, treating one share of Series A Preferred Stock as equivalent to one share of Common Stock for such purpose.

(c)            Neither the consolidation, merger or reorganization of the Corporation into or with any other entity, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a Liquidation; provided, however, that in any such transaction, the holders of the Series A Preferred Stock will be entitled to receive the same consideration per share as holders of Common Stock; provided, further, that, to the extent that the holders of Common Stock receive consideration in the form of voting securities, any holder of Series A Preferred Stock that is subject to the BHC Act shall have the ability to elect to receive all or a part of its consideration in respect of a share of Series A Preferred Stock as non-voting shares, that when taken together with any voting securities received by such holder in respect of a share of Series A Preferred Stock, is equal to the same number of shares of voting securities per share of Common Stock received by the holders of Common Stock, it being understood that (i) such non-voting securities shall have (A) terms that are otherwise substantially the same as the securities received by holders of Common Stock and (B) to the extent not inconsistent with clause (A), the rights of Series A Preferred Stock set forth in this Certificate of Designations, and (ii) such holder of Series A Preferred Stock that is subject to the BHC Act shall only be entitled to elect to receive voting securities to the extent the ownership of such voting securities in the aggregate would not result in the surviving entity in such consolidation, merger or reorganization being subject to the BHC Act.

Section 4.               Voting Rights. Except as otherwise provided herein or by applicable law, the holders of outstanding shares of the Series A Preferred Stock shall have no voting rights.

Section 5.               Automatic Conversion.

(a)            Upon any Automatic Conversion Transfer, each share of Series A Preferred Stock so transferred shall, automatically and without the act of the holder thereof, be converted into one share of Common Stock in the hands of the transferee, subject to Section 5(b). Such conversion shall take effect simultaneously with the applicable Automatic Conversion Transfer. For the avoidance of doubt, if shares of Series A Preferred Stock are transferred other than in a transfer constituting an Automatic Conversion Transfer, such shares shall remain Series A Preferred Stock following such transfer and not be converted into Common Stock.

(b)            After any Automatic Conversion Transfer, the new holder of the shares of Series A Preferred Stock so converted shall present to the Corporation such evidence of transfer as the Corporation may reasonably request, and as soon as practicable after the presentation thereof and, if required, the payment of all transfer and similar taxes, the Corporation shall issue and register in book-entry form in the name of such holder the number of shares of Common Stock issuable upon such conversion. Each holder of Series A Preferred Stock shall give prompt notice to the Corporation of any transfer of shares of Series A Preferred Stock by such holder in a transfer constituting an Automatic Conversion Transfer; provided that in the case of any shares of Series A Preferred Stock that are sold by a holder thereof in an offering that is a widespread public distribution under an effective registration statement pursuant to the Securities Act of 1933, as amended, no further evidence or notice of transfer shall be required and each transferee shall receive shares of Common Stock in such transfer, subject to the concurrent delivery of the shares of Series A Preferred Stock by the holder thereof to the Corporation. All shares of Common Stock issued or delivered upon conversion of shares of Series A Preferred Stock shall be validly issued, fully paid and non-assessable.

(c)            Upon conversion as provided herein, each outstanding share of Series A Preferred Stock so converted shall cease to be outstanding, dividends and distributions on such share shall cease to accrue or be due and all rights in respect of such share shall terminate, other than (i) the right to receive, upon compliance with Section 5(a), appropriate evidence of the share of Common Stock registered in book-entry form into which such share of Series A Preferred Stock has been converted and (ii) on the appropriate payment date after the date of conversion, the amount of all dividends or other distributions payable with respect to such share of Series A Preferred Stock with a record date prior to the date of conversion and a payment date subsequent to the date of conversion.

(d)            The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion as a result of an Automatic Conversion Transfer of all the shares of Series A Preferred Stock then outstanding.

Section 6.               No Optional Conversion. At no time may any share of Series A Preferred Stock be converted at the option of the holder thereof; provided that shares of Series A Preferred Stock automatically convert upon an Automatic Conversion Transfer in accordance with Section 5.

Section 7.               Protective Provisions. So long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation shall not, without the prior approval or consent of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, (i) amend or modify this Certificate of Designations, (ii) amend or modify any provision of the Corporation’s Constituent Documents in a manner that would have a significant and adverse effect on the rights, preferences or privileges of the Series A Preferred Stock (provided that the creation, authorization or issuance of any new class or series of capital stock of the Corporation or the increase in the number of authorized shares of any class or series of capital stock of the Corporation other than the Series A Preferred Stock shall not be deemed “significant and adverse” for purposes of clause (ii)), (iii) issue additional shares of Series A Preferred Stock (except as provided in Section 2(c) hereof, pursuant to the terms of the Amundi Shareholder Agreement or pursuant to the terms of the Contribution Agreement), or (iv) enter into any agreement or commitment to do any of the foregoing.

Section 8.               Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Certificate of Incorporation. Solely for purposes of this Certificate of Designations, Powers, Preferences and Rights of the Series A Non-Voting Convertible Preferred Stock, the following terms shall have the following respective meanings herein:

“BHCA Affiliate” has the meaning given to the term “affiliate” under the BHC Act.

“Automatic Conversion Transfer” means any transfer of shares of Series A Preferred Stock by a holder thereof (i) in a widespread public distribution, (ii) in a transfer in which no relevant transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any “class of voting shares” (as defined in 12 C.F.R. § 225.2(q)(3)) of the Corporation, (iii) to a transferee that would control more than 50% of every “class of voting shares” (as defined in 12 C.F.R. § 225.2(q)(3)) of the Corporation without any transfer from the transferring holder or (iv) to the Corporation; provided that, notwithstanding anything to the contrary in this definition, any transfer of shares of Series A Preferred Stock by a holder thereof in any transaction described in any of the foregoing clauses (i), (ii), (iii) or (iv) that is a transfer to a BHCA Affiliate of such holder shall not constitute an Automatic Conversion Transfer.

“BHC Act” means the United States Bank Holding Company Act of 1956, as amended from time to time, and the rules and regulations promulgated thereunder.

“Board of Directors” has the meaning assigned to it in the introductory paragraph.

“Certificate of Designations” means this Certificate of Designations, Powers, Preferences and Rights of the Series A Non-Voting Convertible Preferred Stock of Victory Capital Holdings, Inc.

“Certificate of Incorporation” has the meaning assigned to it in the introductory paragraph.

“Constituent Documents” means the Certificate of Incorporation (including the Certificate of Designations and any other certificate of designations of capital stock of the Corporation) and the Bylaws.

“Contribution Agreement” means that certain Contribution Agreement, dated as of July 8, 2024, by and among the Corporation, Amundi Asset Management S.A.S, a French sociéte par actions simplifiée, and, solely for certain purposes set forth therein, Amundi S.A., a French société anonyme.

“Corporation” has the meaning assigned to it in the introductory paragraph.

“Liquidation” has the meaning assigned to it in Section 3(a) hereof.

“Liquidation Preference” has the meaning assigned to it in Section 3(a) hereof.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity.

“Preferred Stock” has the meaning assigned to it in the introductory paragraph.

“Series A Preferred Stock” has the meaning assigned to it in Section 1 hereof.

“Amundi Shareholder Agreement” shall mean that certain Shareholder Agreement, dated as of April 1, 2025 by and between the Corporation and Amundi Asset Management S.A.S, a French sociéte par actions simplifiée, as may be amended, modified or restated from time to time.

“Voting Securities” shall have the meaning given to such term under 12 C.F.R §225.2(q)(1).

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by David C. Brown, its duly authorized officer, this 31st day of March, 2025.

By:	/s/ David C. Brown
	Name:	David C. Brown
	Title:	Chairman and Chief Executive Officer

Signature Page to Certificate of Designations